Exhibit 10.3

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”), dated as of December 12, 2014, is entered into by and between John Unwin (“Unwin”) and BRE Spade Parent LLC (together with its subsidiaries and affiliates as of the Date of Termination (as defined below), following consummation of the Transaction (as defined below), the “Company”) (which, together with its and their predecessors, successors, officers, directors and each holder, directly or indirectly of at least ten percent (10%) of the outstanding common stock of the Company as of the Date of Termination, are collectively referred to as the “BRE Beneficiaries” and, together with the DB Beneficiaries (as defined below), collectively, the “Beneficiaries”).

WHEREAS, Unwin’s employment as Chief Executive Officer of The Cosmopolitan of Las Vegas (the “Hotel”) will terminate on the date (the “Date of Termination”) of the consummation of the purchase and sale transaction (the “Transaction”) contemplated by the Purchase Agreement by and between Nevada Mezz 1 LLC (“Nevada Mezz”), Nevada Property 1 LLC (“Nevada Property”), BRE Spade Mezz 1 LLC (a wholly owned subsidiary of the Company) and Deutsche Bank AG (“Deutsche Bank,” and together with Nevada Mezz and their respective subsidiaries, affiliates, predecessors, successors, officers, directors, employees, representatives, consultants, managers and members (but excluding therefrom Nevada Property and its subsidiaries), collectively, the “DB Beneficiaries”), dated as of May 15, 2014 (as amended, modified or supplemented from time to time, the “Purchase Agreement”);

WHEREAS, the Company and Unwin each desire that Unwin continue to serve as a consultant to the Hotel for a period of time following the Date of Termination as described in this Agreement;

WHEREAS, Unwin and Nevada Property are parties to the Employment Agreement dated as of November 6, 2013 (as amended, modified or supplemented from time to time, the “Employment Agreement”) that provides for certain payments to Unwin upon a termination of employment under circumstances described under the Employment Agreement;

WHEREAS, Unwin and Nevada Property are parties to the Exit Award Agreement under the Cosmopolitan of Las Vegas Management Exit Award Plan dated as of July 1, 2013 (the “Exit Award Agreement”) and the Incentive Award Agreement under the Cosmopolitan of Las Vegas Management Incentive Award Plan dated as of July 1, 2013 (the “Incentive Award Agreement”), each of which provide for certain payments to Unwin upon the Transaction under circumstances described under the Exit Award Agreement and the Incentive Award Agreement;

WHEREAS, Unwin and the Company (for itself and on behalf of all the Beneficiaries) have agreed to resolve and settle any disputed claims Unwin may have with respect to events, including, but in no way limited to, any differences that might arise in connection with Unwin’s employment with Nevada Property and its subsidiaries and affiliates and the termination of Unwin’s employment, in each case through the Date of Termination; and

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, Unwin and the Company, on behalf of all the Beneficiaries, agree as follows:

1.	TERMINATION OF EMPLOYMENT

1.1 Termination. Unwin hereby resigns, effective as of the Date of Termination, from all positions as an officer and employee of Nevada Property and its subsidiaries and affiliates (including the Hotel) and from all boards of directors and similar governing bodies of Nevada Property and its subsidiaries and affiliates. No further action shall be required to effect such terminations and resignations, but Unwin agrees to deliver such other instruments and documents as may be requested by the Company.

For the avoidance of doubt, such terminations and resignations shall occur immediately following, and be contingent upon, the Transaction. If the Purchase Agreement shall have been terminated without the Transaction occurring, then this Agreement shall be null and void.

2.	PAYMENTS AND BENEFITS

2.1 Contingent Payments and Benefits. Subject to the expiration of the Revocation Period (as defined in Section 3.2 below) and in consideration for Unwin entering into this Agreement, specifically including the General Release (as described in Section 3 below) and other restrictive covenants identified herein, and subject to the consummation of the Transaction having occurred, the Company shall cause Nevada Property to:

(a) pay to Unwin, in a lump sum no later than 30 days following the expiration of the Revocation Period, $1,500,000 (the “Unwin Severance Payment”), which represents eighteen (18) months of Unwin’s base salary at the time of the Date of Termination, pursuant to Section 9(e) of the Employment Agreement;

(b) waive the non-competition covenant contained in Section 8(e) of the Employment Agreement, effective at the end of the Consulting Period (as defined below).

2.2 Accrued Rights and Obligations. Promptly following the Date of Termination, the Company shall cause Nevada Property to pay or provide, or cause to be paid or provided, to Unwin the amounts specified in this Section 2.2:

(a) Accrued Salary. The Company will cause Nevada Property to pay to Unwin, in a lump sum in cash on the first scheduled payroll date occurring after the Date of Termination (or such earlier date if required by applicable law), an amount which represents, to the extent not previously paid, Unwin’s accrued base salary through the Date of Termination pursuant to Section 9(e) of the Employment Agreement and;

(b) Annual Bonus. The Company will cause Nevada Property to pay to Unwin, in a lump sum in cash, on or after January 1, 2015, but before March 15, 2015, a ratable portion of Unwin’s Annual Bonus (as defined in Section 2(b) of the Employment Agreement), which represents the only annual incentive payment required to be made to Unwin.

(c) Benefits. The Company will cause Nevada Property to pay or provide, or cause to be paid or provided, to Unwin such accrued and vested amounts or benefits that Unwin may be entitled under any Nevada Property compensation, incentive or benefit plans, including unpaid but not taken vacation benefits accrued in 2014 to the extent not previously paid pursuant to this Agreement, the Employment Agreement or any other plan. For the avoidance of doubt, Unwin shall remain eligible for (i) payments of awards under the Exit Award Agreement in eight (8) equal quarterly installments during the twenty-four (24) month period following the Transaction pursuant to Section 1 of the Exit Award Agreement and (ii) payment of any vested but unpaid installments under the Incentive Award Agreement upon the Transaction pursuant to Section 1 of the Incentive Award Agreement. The Exit Award Agreement and the Incentive Award Agreement remain in full force and effect.

2.3 Consulting Arrangement.

(a) The Company and Unwin agree that Unwin will provide services to the Hotel as a consultant (the “Consulting Services”) for a minimum of three (3) months beginning on the Date of Termination (the “Consulting Period”); provided that either Nevada Property or Unwin may terminate the Consulting Period at any time upon 30 days advance written notice to the other party (so long as such termination does not become effective prior to the date that is three (3) months after the Date of Termination). During the Consulting Period, Unwin will (i) be available for consultation and transition services to the Chief Executive Officer of the Hotel, in such manner as mutually agreed between Unwin and the Chief Executive Officer of the Hotel, and (ii) provide such other services as may be mutually agreed between the Hotel and Unwin. As a consultant, Unwin will not be an employee of the Company or its subsidiaries or affiliates, will have no authority to act on behalf of the Company or its subsidiaries or affiliates , and will not participate in the Company or its subsidiaries or affiliates’ incentive and employee benefit plans.

(b) During the Consulting Period, the Company will cause Nevada Property to pay a consulting fee of $75,000 per month, payable in monthly installments in arrears for Unwin’s Consulting Services (the “Consulting Fee”).

2.4 Tax Withholding. During the Consulting Period, Unwin shall be solely responsible for the payment of any applicable Federal, state or local taxes and the Company and its subsidiaries and affiliates will not withhold any amounts from the payments made to Unwin during the Consulting Period; provided, however, that Nevada Property may withhold from any amounts payable under Sections 2.1 and 2.2 of this Agreement such Federal, state and local income, employment and other taxes as may be required to be withheld in respect of such payments under Sections 2.1 and 2.2 of this Agreement pursuant to any applicable law or regulation.

2.5 Full Satisfaction of Potential Claims. Unwin hereby acknowledges and agrees that his receipt and satisfaction of all payments and benefits provided in this Section 2 of this Agreement will constitute full and final payment, accord and satisfaction of any and all potential claims described in the General Release (as defined in Section 3 of this Agreement) against the Company and the Beneficiaries (subject to the terms and limitations in the General Release).

3.	RELEASE; REPRESENTATIONS

3.1 General Release. For and in consideration of the payment of the amounts and the provision of the benefits described in Section 2.1 of this Agreement and the Consulting Services arrangement described in Section 2.3 of this Agreement (and as a condition to such payment and arrangement), Unwin hereby agrees to execute, on the Date of Termination, a release of all claims against the Beneficiaries in the form attached as Exhibit I hereto (the “General Release”).

3.2 Unwin’s Representations and Warranties. Unwin represents that he has read carefully and fully understands the terms of this Agreement, and that Unwin has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Unwin acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 2.1 of this Agreement and the Consulting Services arrangement described in Section 2.3 of this Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement. Unwin further acknowledges, understands, and agrees that as of the Date of Termination his employment with Nevada Property shall terminate, that the provisions of Section 2.1 of this Agreement and the Consulting Services arrangement described in Section 2.3 of this Agreement are in lieu of any and all payments and benefits to which Unwin may otherwise be entitled to receive pursuant to the Employment Agreement or any other plan, contract or arrangement between Unwin and Nevada Property, that Unwin will not be reemployed by Nevada Property, and that Unwin will not apply for or otherwise seek employment with Nevada Property or any of its parents, companies, subsidiaries, divisions or affiliates. Unwin understands that, except as otherwise expressly provided for under this Agreement, he will not receive any payments or benefits under Section 2.1 of this Agreement or the Consulting Services arrangement described in Section 2.3 of this Agreement until the seven (7) day revocation period provided for under the General Release has passed, and then, only if he has not revoked the General Release (such period during which no such revocation has occurred, the “Revocation Period”).

4.	EFFECTS OF SETTLEMENT; WAIVER OF JURY TRIAL

4.1 No Admission. Unwin and the Company, on behalf of the Beneficiaries, agree that the payments and benefits caused to be paid by Nevada Property, and the acceptance by Unwin of the same, all as provided in Section 2 of this Agreement, and the execution of this Agreement are the result of a compromise of disputed claims, and shall never for any purpose be considered an admission of liability or responsibility by the Company and the Beneficiaries, and the Company, on behalf of the Beneficiaries, expressly denies any liability.

4.2 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN. Each of the parties hereto also waives any bond or surety or security upon such bond, which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or the General Release, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each of the parties hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each of the parties hereto further warrants and represents that each has reviewed this waiver with his or its legal counsel and that each knowingly and voluntarily waives his or its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

5.	RESTRICTIVE COVENANTS; COOPERATION

5.1 Statements by Unwin. Unwin shall not at any time make any release or statement about Nevada Property, the Company or the Beneficiaries regarding any of the foregoing’s financial status, business, compliance with laws, ethics, members, managing members, partners, personnel, directors, officers, employees, consultants, agents, services, business methods, operations, management of the Hotel or otherwise, which is intended to or could disparage any of the foregoing, or otherwise degrade the reputation of any of the foregoing in the business, industry or legal community in which any such person operates; provided that Unwin shall be permitted to (a) reasonably defend himself against any public statement made by Nevada Property, the Company or a Beneficiary, as applicable, that disparages Unwin, but only if statements made in such defense are not false statements and (b) provide truthful testimony in any legal proceeding or process.

5.2 Restrictive Covenants. Unwin agrees and acknowledges that, except as may be expressly otherwise agreed by the parties in this Agreement, the restrictive covenants set forth in Section 8 of the Employment Agreement shall continue in full force and effect pursuant to their terms and are incorporated by reference herein and made a part hereof; provided, however, that, effective as of the expiration of the Consulting Period, Section 8(e) of the Employment Agreement shall not apply or be of further force and effect and the Company shall hereby cause Nevada Property to waive Unwin’s obligations to comply with Section 8(e) of the Employment Agreement, effective as of the expiration of the Consulting Period. Unwin further agrees and understands that his obligations set forth in this Section 5.2 (including the restrictive covenants incorporated by reference herein) are separate from any other provisions in this Agreement and that any breach of the provisions of this Section 5.2 may be treated by the Company and the Beneficiaries as a breach for which Unwin may be separately liable, and for which the Company and the Beneficiaries may, seek any remedies to which it is entitled as set forth in the Employment Agreement, Exit Award Agreement or Incentive Award Agreement or otherwise at law or in equity.

5.3 Cooperation. Unwin will reasonably cooperate with any request made by the Company or Nevada Property relating to or arising out of any of the matters that Unwin worked on, learned of or became familiar with or that occurred during Unwin’s employment with Nevada Property, including, but not limited to, disputes, claims, investigations, proceedings or litigation arising out of or relating to such matters.

6.	GOVERNING LAW; RESOLUTION OF DISPUTES

6.1 Governing Law.

This Agreement and the General Release shall each be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of Nevada, irrespective of the choice of law rules of that or any other jurisdiction that direct the application of the laws of any jurisdiction other than the State of Nevada, which is the principal place of operation of Nevada Property.

6.2 Resolution of Disputes.

Any disagreement or controversy arising out of or relating to this Agreement (other than with respect to Sections 5.1 and 5.2) shall be exclusively resolved by final and binding arbitration pursuant to Section 10(j) of the Employment Agreement.

7.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

8.	CONSTRUCTION

Each party and its counsel have reviewed this Agreement and the General Release and have been provided the opportunity to review this Agreement and the General Release and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the General Release. Instead, the language of all parts of this Agreement and the General Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

9.	ACCEPTANCE AND EFFECTIVENESS

This Agreement shall become effective immediately, but shall become void ab initio if the Purchase Agreement shall have been terminated without the Transaction occurring, upon execution of this Agreement; provided, however, that the parties’ obligations hereunder (except with respect to Sections 1, 6, 7, 8, 9 and 10) shall not become effective until the eighth (8th) day following the date of execution of the General Release, so long as Unwin has not then revoked the General Release.

10.	APPLICATION OF SECTION 409A.

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during Unwin’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. In no event may Unwin, directly or indirectly, designate the calendar year of payment.

11.	PURCHASE AGREEMENT

11.1 The Company and BRE Spade Mezz 1 LLC hereby acknowledge and agree for the benefit of Nevada Mezz and Deutsche Bank that, pursuant to Exhibit E of the Purchase Agreement, the obligation to pay the Unwin Severance Payment arises solely from the actions of BRE Spade Mezz 1 LLC and, in connection with the Transaction, no amounts shall be included in Estimated Net Working Capital or Closing Net Working Capital (each as defined in the Purchase Agreement) in respect of the Unwin Severance Payment.

12.	ENTIRE AGREEMENT; COUNTERPARTS; THIRD PARTY BENEFICIARIES

12.1 This Agreement, the General Release and the other agreements set forth herein together set forth the entire agreement between the parties hereto.

12.2 This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.3 The DB Beneficiaries shall be deemed third party beneficiaries of this Agreement and the General Release.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Consulting Agreement effective as of the date first above written.

BRE SPADE PARENT LLC

By:	/s/ William J. Stein
Title:

JOHN UNWIN

/s/ John Unwin

Executing Solely to Confirm the
Provisions of Section 11:

BRE SPADE MEZZ 1 LLC

By:	/s/ William J. Stein
Title:

Exhibit I

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (the “Release”) is made and delivered by John Unwin (“Executive”) of [Las Vegas, Nevada] to BRE Spade Parent LLC and the Beneficiaries (as defined below) (collectively referred to as the “Company”).

WHEREAS, Executive and the Company have entered into a Separation and Consulting Agreement, dated as December 12, 2014 (the “Separation Agreement”);

WHEREAS, Executive and the Company (for itself and on behalf of all the Beneficiaries, as defined in the Separation Agreement) have agreed to resolve and settle any disputed claims Executive may have with respect to events, including, but in no way limited to, any differences that might arise in connection with Executive’s employment with Nevada Property 1 LLC (“Nevada Property”) and its subsidiaries and affiliates and the termination of Executive’s employment, in each case through the date of this Release;

IN CONSIDERATION of the benefits described in the Separation Agreement, Executive agrees as follows:

1.	Executive acknowledges and agrees that Executive would not receive the payments and benefits specified in Section 2.1 the Separation Agreement and the Consulting Services arrangement described in Section 2.3 of the Separation Agreement but for Executive’s execution of this Release and Executive’s fulfillment of its terms. Neither the making of this Release, nor anything contained in it, shall in any way be construed or considered to be an admission by the Company of noncompliance with any law or of any other wrongdoing.

2.	Except for the obligations of the Company as stated in the Separation Agreement, Executive, on behalf of himself and Executive’s heirs, executors, administrators, successors and assigns (referred to collectively throughout this Release as “Executive”) voluntarily waives, releases and forever discharges the Company and the Beneficiaries (as defined in the Separation Agreement) (collectively the “Releasees”) from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorney’s fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with Nevada Property, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment.

3.

Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. This Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has up to twenty-one (21) days within which to consider this Release, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4.	This Release does not release the Releasees from any obligations due to Executive under the Separation Agreement or this Release.

5.	Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Releasees that is currently pending.

6.	This Release is not an admission by the Releasees or Executive of any wrongdoing, liability or violation of law.

7.	Executive waives any right to reinstatement or future employment with Nevada Property or its subsidiaries and affiliates following Executive’s separation from Nevada Property on the Date of Termination (as defined in the Separation Agreement).

8.	Executive agrees and acknowledges that, except as may be expressly otherwise agreed by the parties hereto or in the Separation Agreement, the restrictive covenants set forth in Section 8 of the Employment Agreement (as defined in the Separation Agreement) shall continue in full force and effect pursuant to their terms and are incorporated by reference herein and made a part hereof; provided, however, that, effective as of the expiration of the Consulting Period (as defined in the Separation Agreement), Section 8(e) of the Employment Agreement shall not apply or be of further force and effect and the Company hereby waives Executive’s obligations to comply with Section 8(e) of the Employment Agreement, effective as of the expiration of the Consulting Period . Executive further agrees and understands that his obligations set forth in this Section 8 (including the restrictive covenants incorporated by reference herein) are separate from any other provisions in this Release and that any breach of the provisions of this Section 8 may be treated by the Company and the Beneficiaries as a breach for which Executive may be separately liable, and for which the Company may, seek any remedies to which it is entitled as set forth in the Employment Agreement or otherwise at law or in equity.

9.	This Release shall be governed by and construed according to the law of the State of Nevada.

10.	This Release represents the complete agreement between Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

11.	Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

12.	Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Releasees to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Separation Agreement.

Executive now voluntarily and knowingly executes this Release:

/s/ John Unwin	Date:	12-12-2014

JOHN UNWIN

SMRH:435504500.2